    As filed with the Securities and Exchange Commission on December 31, 2002

                                                      Registration No. 333-62582
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               RENT-A-CENTER, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                            45-0491516
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                               Identification No.)


                       5700 TENNYSON PARKWAY, THIRD FLOOR
                               PLANO, TEXAS 75024
               (Address of Principal Executive Offices) (Zip Code)


                              AMENDED AND RESTATED
                               RENT-A-CENTER, INC.
                            LONG-TERM INCENTIVE PLAN
                            (Full Title of the Plan)


                                 ROBERT D. DAVIS
                       5700 TENNYSON PARKWAY, THIRD FLOOR
                               DALLAS, TEXAS 75024
                     (Name and Address of Agent For Service)

                                 (972) 801-1100
          (Telephone Number, Including Area Code, of Agent For Service)



================================================================================

                                EXPLANATORY NOTE
                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

A.       CORPORATE REORGANIZATION.

         This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this "POST-EFFECTIVE AMENDMENT") is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), to reflect the new holding company organizational structure of Rent-A-Center, Inc., a Delaware corporation (the "REGISTRANT"), effected in accordance with Section 251(g) of the Delaware General Corporation Law (the "DGCL"). The holding company organizational structure was effected pursuant to an Agreement and Plan of Merger (the "PLAN OF MERGER") among Rent-A-Center East, Inc. (formerly, Rent-A-Center, Inc.), a Delaware corporation (the "PREDECESSOR"), the Registrant (formerly, Rent-A-Center Holdings, Inc.) and RAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (the "MERGER SUB"). The Plan of Merger provided for the merger of the Merger Sub with and into the Predecessor, with the Predecessor continuing as the surviving corporation and becoming a wholly-owned subsidiary of the Registrant (the "MERGER"). Prior to the Merger, the Registrant was a direct, wholly-owned subsidiary of the Predecessor, organized for the purpose of implementing the holding company organizational structure. In connection with the Merger, the Predecessor's name was changed to "Rent-A-Center East, Inc." and the Registrant's name was changed to "Rent-A-Center, Inc."

         By operation of the Merger, all of the Predecessor's common stock, par value $0.01 per share (the "PREDECESSOR COMMON STOCK"), issued and outstanding or held in treasury, was converted, on a share for share basis, into common stock, par value $0.01 per share, of the Registrant (the "REGISTRANT COMMON STOCK") and each outstanding option to purchase shares of the Predecessor Common Stock under the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan (the "PLAN") automatically converted into an option to purchase, upon the same terms and conditions, an identical number of shares of the Registrant Common Stock. In connection with the Merger, the Registrant adopted and assumed, as its own, all of the rights, interests, obligations and liabilities of the Predecessor under the Plan.

         In accordance with Rule 414, the Registrant, as the successor issuer to the Predecessor, hereby expressly adopts this Registration Statement No. 333-62582 as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

         The applicable registration fees were paid at the time of the original filing of the registration statement.

B.       RECENT DEVELOPMENTS.

         On December 18, 2002, we announced we entered into a definitive agreement with Rent-Way, Inc. ("RENT-WAY"), an operator of rent-to-own stores, and certain of Rent-Way's operating subsidiaries pursuant to which we will acquire substantially all of the assets of 295 rent-to-own stores from Rent-Way and its subsidiaries for an aggregate purchase price of $101.5 million in cash.

                                    PART II.
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The Registrant hereby incorporates by reference into this Post-Effective Amendment the following documents filed by the Predecessor or the Registrant, as the case may be, with the Commission:

         (a) the Predecessor's Annual Report on Form 10-K for the year ended December 31, 2001;

         (b) the Predecessor's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         (c) the Predecessor's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

         (d) the Predecessor's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

         (e) those portions in Item 7 of, and the exhibits to, the Predecessor's Current Reports on Form 8-K filed August 12, 2002 (but specifically excluding those portions merely furnished to the Commission under Item 9);

         (f) those portions in Item 7 of, and the exhibits to, the Predecessor's Current Report on Form 8-K filed November 12, 2002 (but specifically excluding those portions merely furnished to the Commission under Item 9);

         (g)      the Predecessor's Current Report on Form 8-K filed December
                  31, 2002;

         (h) the Registrant's Current Report on Form 8-K filed December 31, 2002; and

         (i) the description of the Predecessor Common Stock contained in the Predecessor's Registration Statement on Form 8-A filed by the Predecessor with the Commission pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

         Subsection (a) of Section 145 of the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Certificate of Incorporation

         The Registrant's certificate of incorporation provides that its directors shall not be personally liable to the Registrant or to the Registrant's stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

         o for any breach of the director's duty of loyalty to the Registrant or the Registrant's stockholders,

         o for acts or occasions not in good faith or which involve intentional misconduct or a knowing violation of law,

         o in respect of certain unlawful dividend payments or stock purchases or redemptions, or

         o for any transaction from which the director derived an improper personal benefit.

         If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the Registrant's directors, in addition to the limitation on personal liability provided in the certificate of incorporation, will be limited to the fullest extent permitted by the DGCL. Further, if such provision of the certificate of incorporation is repealed or modified by the Registrant's stockholders, such repeal or modification will be prospective only, and will not adversely affect any limitation on the personal liability of directors arising from an act or omission occurring prior to the time of such repeal or modification.

Bylaws

         The Registrant's bylaws provide that the Registrant shall indemnify and hold harmless its directors threatened to be or made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director of the Registrant, whether the basis of such a proceeding is alleged action in such person's official capacity or in another capacity while holding such office, to the fullest extent authorized by the DGCL or any other applicable law, against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion determines that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant's best interests, and in the case of a criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators. The bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefit.

Insurance

         The Registrant has obtained a directors' and officers' liability insurance policy insuring the directors and officers of the Registrant against certain losses resulting from wrongful acts committed by them as directors and officers of the Registrant, including liabilities arising under the Securities Act.

ITEM 8.  EXHIBITS.

      EXHIBIT NO.         DESCRIPTION OF EXHIBIT

          4.1(1)  Form of Certificate evidencing Common Stock.

          5.1* Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

         23.1*    Consent of Grant Thornton LLP.

         23.2* Consent of Winstead Sechrest & Minick P.C. (included as part of Exhibit 5.1).

         24.1*    Power of Attorney of Mark E. Speese.

         24.2*    Power of Attorney of Laurence M. Berg.

         24.3*    Power of Attorney of Mary Elizabeth Burton.

         24.4*    Power of Attorney of Peter P. Copses.

         24.5*    Power of Attorney of Mitchell E. Fadel.

         24.6*    Power of Attorney of Andrew S. Jhawar.

         24.7*    Power of Attorney of J.V. Lentell.

         99.1*    Amended and Restated Rent-A-Center, Inc. Long-Term Incentive
                  Plan.


----------
*        Filed Herewith.

(1) Incorporated herein by reference to Exhibit 4.1 to the Predecessor's Registration Statement on Form S-4 filed on January 19, 1999.


ITEM 9. UNDERTAKINGS.

         (a)      The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 31, 2002.

                                 RENT-A-CENTER, INC.


                                 By:  /s/ Mark E. Speese
                                      ---------------------------------------
                                       Mark E. Speese
                                       Chairman of the Board and Chief
                                       Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

                  Signature                                           Title                                  Date
                  ---------                                           -----                                  ----
/s/ Mark E. Speese                              Chairman of the Board and Chief Executive Officer      December 31, 2002
-----------------------------------                       (Principal Executive Officer)
Mark E. Speese

/s/ Robert D. Davis                                  Senior Vice President of Finance, Chief
-----------------------------------                Financial Officer and Treasurer (Principal          December 31, 2002
Robert D. Davis                                         Financial and Accounting Officer)

*                                                                   Director                           December 31, 2002
-----------------------------------
Laurence M. Berg

*                                                                   Director                           December 31, 2002
-----------------------------------
Mary Elizabeth Burton

*                                                                   Director                           December 31, 2002
-----------------------------------
Peter P. Copses

*                                                                   Director                           December 31, 2002
-----------------------------------
Mitchell E. Fadel

*                                                                   Director                           December 31, 2002
-----------------------------------
Andrew S. Jhawar

*                                                                   Director                           December 31, 2002
-----------------------------------
J.V. Lentell

*/s/ Mark E. Speese
-----------------------------------
  Mark E. Speese, Attorney-in-Fact

                                  EXHIBIT INDEX

         EXHIBIT
         NUMBER                 DESCRIPTION OF EXHIBIT
         -------                ----------------------

          4.1(1)  Form of Certificate evidencing Common Stock.

          5.1* Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

         23.1*    Consent of Grant Thornton LLP.

         23.2* Consent of Winstead Sechrest & Minick P.C. (included as part of Exhibit 5.1).

         24.1*    Power of Attorney of Mark E. Speese.

         24.2*    Power of Attorney of Laurence M. Berg.

         24.3*    Power of Attorney of Mary Elizabeth Burton.

         24.4*    Power of Attorney of Peter P. Copses.

         24.5*    Power of Attorney of Mitchell E. Fadel.

         24.6*    Power of Attorney of Andrew S. Jhawar.

         24.7*    Power of Attorney of J.V. Lentell.

         99.1*    Amended and Restated Rent-A-Center, Inc. Long-Term Incentive
                  Plan.

----------

*        Filed Herewith.

(1) Incorporated herein by reference to Exhibit 4.1 to the Predecessor's Registration Statement on Form S-4 filed on January 19, 1999.